Exhibit 4.20

English Translation

PERSONAL LOAN AGREEMENT

BETWEEN

HUIYOU DIGITAL (SHENZHEN) LIMITED

AND

KEN JIAN XIAO

EXECUTED IN SHENZHEN ON 10 SEPTEMBER 2013

PERSONAL LOAN AGREEMENT

THIS PERSONAL LOAN AGREEMENT (“this Agreement”) is entered into on the 10th day of September, 2013, by and between the following parties:

Huiyou Digital (Shenzhen) Limited (“Lender”), a wholly foreign owned enterprise duly organized and existing under the laws of the People’s Republic of China (“China”), with its registered address at 13e, 13th Floor, B Block, Shenye Tairan Xuesong Building, Tairan Industry Park, Futian District; and

Ken Jian Xiao (“Borrower”), a citizen of China, identity card no.: 44020319791020206133.

WHEREAS,

1.	The Borrower needs funds to carry out lawful investment and business activities through Shenzhen Lanyue Internet Technology Co., Ltd. (“Shenzhen Lanyue”) in which the Borrower holds 99% of the equities. The Borrower requests a loan from the Lender, and the Lender agrees to provide the loan in accordance with the terms and conditions of this Agreement.

2.	Shenzhen Lanyue is currently applying for (i) the Value-added Telecom Service Operation License, (ii) the Internet Publication Permit, and (iii) the Network Culture Operation License (collectively, the “Qualifications for Operating Mobile Online Games”). Upon obtaining the Qualifications for Operating Mobile Online Games, Shenzhen Lanyue will engage in the value-added telecom service as well as the development and operation of mobile games and online games.

NOW, THEREFORE, IT IS HEREBY AGREED BY THE PARTIES THAT:

1	INTERPRETATION

“Business Day” shall mean any day during which the companies and enterprises in Shenzhen, China are open to business normally, excluding public holidays, Saturday and Sunday.

“Renminbi” or “RMB” shall mean the legal currency of the People’s Republic of China.

“Loan Currency” shall mean the currency of the Loan provided by the Lender to the Borrower, i.e. “Renminbi”.

2	AMOUNT OF LOAN

2.1	The Lender agrees to provide the Borrower with a loan (“Loan”). However, unless is the Lender otherwise agrees in written form, the total amount of the Loan provided by the Lender to the Borrower shall be no more than RMB 10 million. During the term of this Agreement, the Borrower may submit one or more withdrawal notices to the Lender within the respective credit line granted hereunder. Upon receipt of the withdrawal notice, the Lender may at its absolute discretion decide whether to grant the Loan to such Borrower. The document of the account transfer presented by the Lender to the Borrower shall be deemed as the final evidence of the Loan provided by the Lender to the Borrower.

3	LOAN PERIOD

The period of the Loan hereunder shall be 10 years (“Loan Period”), as from the date when the Lender provides the Loan to the Borrower. Upon expiration of the Loan Period, if no Party makes any objection, the Loan Period shall be automatically extended for another 10 years.

4	INTEREST

The Parties agree that the interest rate of the Loan provided hereunder is zero, i.e. no interest will be charged.

5	REPAYMENT

Upon expiration of the Loan Period or upon a written request of the Lender prior to the expiration of the Loan Period, the outstanding Loan owed hereunder shall become due and payable on the twentieth (20th) Business Day after the expiration or the receipt of the written request.

6	POSITIVE UNDERTAKINGS

6.1	The Borrower hereby undertakes to the Lender and agrees that, throughout the term of this Agreement, the Borrower shall:

(a)	Upon a written request of the Lender, repay the outstanding amount owed hereunder to the Lender in full by such due date as specified by the Lender;

(b)	Use the Loan for the lawful purpose, and the Loan shall be used to invest in Shenzhen Lanyue in the form of registered capital or loan to the shareholders and shall be used by the said company for its normal business operation and expansion, but not for any other purpose;

(c)	Within twenty (20) Business Days upon the request of the Lender, submit a statement and report about the application of the Loan to the Lender, including but not limited to the information about the business and financial status of Shenzhen Lanyue;

(d)	Procure Shenzhen Lanyue, in which they invest, only to engage in the business which are currently being engaged in or any other business approved by the Lender in written form;

(e)	Not assign, sell or pledge all or part of shares of Shenzhen Lanyue to any person, company or entity, or permit Shenzhen Lanyue to provide any security in whatever forms to any other third-party without the prior written consent of the Lender; and

(f)	Promptly notify the Lender upon occurrence of any Termination Event (as defined in Article 7 below) or any event that may constitute a Termination Event after issuing a notice or by the lapse of time. .

6.2	The Borrower hereby undertakes to the Lender that, as one of the preconditions to provide the Loan by the Lender hereunder, the Borrower will sign an Option Agreement (“Option Agreement”) with the Lender to the satisfaction of the Lender on the same date of this Agreement, whereby the Lender may purchase all the equities in Shenzhen Lanyue held by the Borrower according to the Option Agreement. The Borrower further undertakes to the Lender that, it will use its best efforts to procure the other shareholder of Shenzhen Lanyue holding the remaining 1% of the equities to enter into an option agreement on the same terms and conditions as set out in the Option Agreement to the satisfaction of the Lender and on such date as required by the Lender, whereby the Lender is entitled to purchase all the equities in Shenzhen Lanyue held by such shareholder.

6.3	The Borrower hereby undertakes to the Lender that, as one of the preconditions to provide the Loan by the Lender hereunder, the Borrower will sign a Voting Proxy Agreement (“Proxy Agreement”) with the Lender on the same date of this Agreement, whereby Huiyou Digital (Shenzhen) Ltd. is authorized to exercise the shareholders’ voting right and management right in Shenzhen Lanyue for and on behalf of the Borrower. The Borrower further undertakes to the Lender that, it will use its best efforts to procure the other shareholder of Shenzhen Lanyue holding the remaining 1% of the equities to enter into a voting proxy on the same terms and conditions as set out in the Proxy Agreement to the satisfaction of the Lender and on such date as required by the Lender, whereby Huiyou Digital (Shenzhen) Limited is authorized to exercise the shareholders’ voting right and management right in Shenzhen Lanyue for and on behalf of such shareholder.

6.4	The Borrower hereby undertakes to the Lender that, as one of the preconditions to provide the Loan by the Lender hereunder, the Borrower will sign an Equity Pledge Agreement (“Equity Pledge Agreement”) with the Lender on the same date of this Agreement, to secure the repayment of the Loan to the Lender by the Borrower. The Borrower further undertakes to the Lender that, it will use its best efforts to procure the other shareholder of Shenzhen Lanyue holding the remaining 1% of the equities to enter into an equity pledge agreement on the same terms and conditions as set out in the Equity Pledge Agreement to the satisfaction of the Lender and on such date as required by the Lender, to secure the repayment of the Loan to the Lender by the Borrower.

7	TERMINATION EVENT

7.1	For the purpose of this Agreement, any of the following events shall be deemed as a “Termination Event”:

(a)	The Borrower fails to properly perform or comply with any obligation or undertaking expressly stipulated herein;

(b)	Shenzhen Lanyue, in which the Borrower invests, ceases operation, or declares that it will cease to operate its principal business or completely;

(c)	Any property of the Borrower or Shenzhen Lanyue is subject to any attachment, confiscation, distress or seizure or any other judicial order, enforcement or action;

(d)	All or any assets, properties or businesses of Shenzhen Lanyue are possessed by any creditor or are subject to any enforcement or seizure order;

(e)	Any corporate action, process or any good-faith legal proceeding concerning the liquidation, close-down, dissolution, reorganization or reconstruction of Shenzhen Lanyue or any bankruptcy administration order of the Borrower, or appointment of any bankruptcy receiver, administrator, liquidator, inspector or any other similar person has been taken or initiated, other than the reorganization or reconstruction according to the terms and conditions approved by the Lender in written; or

(f)	Shenzhen Lanyue fails to obtain the the Qualifications for Operating Mobile Online Games by 31 December 2015 and expand its business scope to include the value-added telecom service and development and operation of mobile games and online games, unless otherwise approved by the Lender with written consent; or

(g)	Any event or circumstance relating to the Borrower under any applicable law, which is similar to the event mentioned in Item (a) to Item (f) above.

7.2	If the Lender reasonably believes (after obtaining legal advice) that any change in any law, regulation or the interpretation thereof will make it unlawful for the Lender to maintain or performance any obligation hereunder, the Lender may notify the Borrower of such event. In that case, the Borrower and the Lender shall carry out good-faith negotiation (subject to the restriction caused by the aforesaid change) to determine whether such change permits the Lender to provide a lawful financing alternative to the Borrower. If there is a lawful alternative, the Borrower shall implement such lawful alternative to the satisfaction of the Lender.

7.3	If the Lender is imposed any fine or penalty by any government authority due to the provision of the Loan hereunder, the Borrower shall fully indemnify the Lender against all losses and damages resulting therefrom.

7.4	Upon occurrence of any Termination Event, the Lender may (but not obliged to) issue a written notice to the Borrower to immediately and permanently terminate the loan arrangement. In that case, the outstanding loan owed by the Borrower hereunder shall immediately become due and repayable to the Lender.

7.5	In respect of the repayment of the Loan, the Lender may (but not obliged to) demand the Borrower to repay the Loan in any currency other than the Loan Currency. The rate of exchange between the Loan Currency and the named currency shall be the rate announced by the Lender’s bank on the due date of the repayment.

7.6	Without prejudice to the provisions of Article 5 and Article 7.4 above, the Lender may (but not obliged to) demand the Borrower to assign all of its 99% of the equities in Shenzhen Lanyue (and to use its best efforts to procure the other shareholder of Shenzhen Lanyue holding the remaining 1% of the equities) to the Lender and/or any other company or person designated by the Lender at the minimum price then permitted by the laws of China, to fully repay the Loan owed by the Borrower to the Lender. After the aforesaid assignment of 100% of the equities in Shenzhen Lanyue is completed to the satisfaction of the Lender, it shall be deemed that the obligation of loan repayment has been fulfilled by the Borrower and the Borrower is not required to repay the Loan thereafter.

7.7	The Borrower hereby agree that the Lender may (but not obliged to) determine and choose a specific form for the Borrower to repay the Loan, including but not limited to the form set out in Article 7.6 above. Once the Lender determines and notifies the Borrower of the specific form of repayment, the Borrower shall perform its obligation of repayment in the form determined by the Lender.

8	SEVERABILITY AND UNFAVORABLE INTERPRETATION

8.1	If any provision of this Agreement is invalid, unlawful or unenforceable, such provision will not affect the effect and force of the remaining provisions of this Agreement. If any arrangement may render such invalid, unlawful or unenforceable provision valid, lawful and enforceable, the Borrower shall execute all necessary documents or carry out certain actions to implement such arrangement upon the request of the Lender.

8.2	The Parties agree that this Agreement shall be interpreted in a way to make all provisions of this Agreement enforceable, wherever possible.

8.3	Any provision of this Agreement shall not be interpreted unfavorably to a Party only because the Party drafts this Agreement.

9	APPROVAL AND REGISTRATION

9.1	If the applicable laws and regulations of any jurisdiction permit and demand the approval and/or registration or filing of this Agreement or the Loan provided hereunder from or with any government authority, the Borrower shall promptly complete the formalities for such approval and/or registration or filing upon request of the Lender, and shall provide the Lender with the evidencing documents of such formalities.

10	INDEMNITY UNDERTAKINGS

10.1	The Borrower hereby undertakes that, if the Lender is imposed with any fine by any government authority or suffers any other loss due to the event that this Agreement is held as unlawful by any court or any other competent authority in any jurisdiction or due to the Loan provided by the Lender hereunder, the Borrower shall fully indemnify the Lender against all losses and damages resulting therefrom, including but not limited to the loss of the principal of the Loan and/or all losses suffered by the Lender, any fine or penalty imposed by any government authority upon the Lender, as well as all legal costs and other costs and expenses incurred by the Lender due to such event.

11	GOVERNING LAW AND DISPUTE SETTLEMENT

11.1	This Agreement shall be governed by and construed in accordance with the applicable laws of China.

11.2	Any controversy, dispute or claim (“Dispute”) arising out of or in connection with this Agreement shall be settled by the Parties through good-faith negotiation. In case no settlement can be reached, any Party may submit the dispute to China International Economic and Trade Arbitration Commission South China Sub-commission for arbitration in accordance with its then effective arbitration rules. The arbitration shall be carried out in Shenzhen, and the proceeding of arbitration shall be in Chinese language. The arbitration tribunal shall be composed of one arbitrator. The award shall be final and binding upon the Parties.

11.3	Validity of Arbitration

The award shall be final and binding upon the Parties. The Parties shall accept and perform the award.

11.4	Costs

The costs of arbitration shall be borne by the Party as determined in the arbitral award.

12	EFFECTIVENESS

The Parties agree that this Agreement shall take effect and remain effective and binding upon the Parties as from the date of this Agreement, i.e. 1 September 2013.

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LENDER

Huiyou Digital (Shenzhen) Limited [Company Seal Affixed]

Signature:	/s/ Jian Xiao

Name in Print:	Jian Xiao

Title:	Legal Representative

BORROWER

Jian Xiao

Signature:	/s/ Jian Xiao